EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Brenham Oil & Gas Corporation and

Angola International Capital Ltd

DATED AS OF APRIL 25, 2016

i

EXHIBITS

EXHIBIT A	AIC Properties

EXHIBIT B	AIC Disclosures

EXHIBIT C	Contribution Agreement

v

INDEX OF DEFINED TERMS

Affiliate	5.20(a)
Agreement	Preamble
Applicable Law	9.09(d)
Closing	2.02
Closing Date	2.02
Code	Preamble
Combination	Preamble
Company Certificates	3.02(a)
Contract	5.20(a)
control	5.20(a)
Delaware Courts	9.05
Effective Time	2.03
Environmental Claim	4.13(b)
Environmental Laws	4.13(b)
Environmental Permits	4.13(b)
Exchange Agent	3.02(a)
GAAP	4.23(b)
Governmental Authority	4.05
Hazardous Materials	4.13(b)
Indebtedness	9.09(e)
Material Adverse Effect	9.09(g)
Person	9.09(f)
Registration Statement	6.10(a)
Release	4.13(b)
Sarbanes-Oxley Act	4.07(b)
Securities Act	4.06(b)
Subsidiaries	9.09(h)
Subsidiary	9.09(h)
Tax	4.10(b)
Tax Returns	4.10(b)
Taxes	4.10(b)
Thor	Preamble
Thor Material Adverse Effect	9.09(g)
Thor Material Contracts	4.25(a)
Thor Permits	4.05
Thor Reports	4.07
to the knowledge of	9.09(c)
Willful and Material Breach	8.05(f)
Zeus	Preamble
Zeus Facilities	5.13(b)
Zeus Material Adverse Effect	9.09(g)
Zeus Material Contracts	5.23(a)
Zeus Organizational Documents	5.01(a)
Zeus Permits	5.05
Zeus Reserve Report	5.25

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 25th, 2016 and is by and among Brenham Oil & Gas Corporation, a Nevada corporation (“Brenham”) and Angola International Capital Ltd, a Bermuda corporation (“AIC”). Each of the parties is referred to herein individually as a “party” or collectively as the “parties.”

RECITALS:

WHEREAS, the board of directors (“Board of Directors”) of Brenham and AIC have determined that it is consistent with and in furtherance of their respective long-term business strategies and in the best interests of Brenham and the stockholders of Brenham, , and AIC and the stockholders of AIC, respectively, to, subject to the Contribution Agreement, combine their respective businesses as set forth in this Agreement (the “Merger”);

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement, Brenham shall organize a new, wholly owned subsidiary (“MergerSub”) under the laws of the state of Nevada that, upon the terms and subject to the conditions of this Agreement and in accordance with the laws governing Nevada corporations (“Nevada Law”), shall merge with and into AIC for the purpose of making AIC, with continued existence in Bermuda, a wholly owned subsidiary of Brenham after which merger MergerSub shall cease to exist.

WHEREAS, prior to the Closing Brenham shall effect a recapitalization that consists of a 200-to-one reverse split of its 128,042,064 shares of issued and outstanding common stock (the “Common A Series”);

WHEREAS, the merger value ascribed to the holders of Brenham common stock is 5 cents per share (on a pre-split basis) or $10.00 per share on a post-split basis, equaling $6,402,103.20;

WHEREAS, the merger value ascribed to AIC is $75,000,000;

WHEREAS, pursuant to the terms of the Merger, the shares of AIC common stock (both voting and non-voting preferred) will be converted at the Effective Time into the right to receive newly issued shares of (i) Common A Series, and (ii) Super-Voting C Series (as defined below);

WHEREAS, the newly issued (i) Common A Series shares will constitute 98.67% ($74,000,000) of AIC’s consideration; and (ii) and the Super-Voting C Series shall comprise approximately 1.33% ($1,000,000) of AIC’s consideration;

WHEREAS, from the Effective Time, the Common A Series of Brenham shall be held: (i) 92% by the shareholders of AIC; and (ii) 8% original Brenham shareholders;

WHEREAS, from the Effective Time, the Super-Voting C Series shall be held 100% by the shareholders of AIC;

WHEREAS, contemporaneous with execution of this Agreement and Plan of Merger, Brenham’s parent company, American International Industries, Inc. (“Brenham Parent”), has entered into the Contribution Agreement with Brenham attached hereto as Exhibit B (the “Contribution Agreement”), for purposes of exchanging certain assets and business operations in consideration of Brenham Parent’s covenants to satisfy and assume all debts, obligations, and liabilities of Brenham arising on or before the Effective Time;

WHEREAS, the Board of Directors of AIC (a) has determined and declared that the Merger and the transactions contemplated by this Agreement, as applicable, and in the best interest of AIC, and its respective stockholders and has (b) authorized and approved this Agreement, the Merger, and the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Brenham (a) has determined and declared that the Merger and the transactions contemplated by this Agreement, as applicable, are advisable to, and in the best interest of, each of Brenham and AIC, and their respective stockholders, (b) has authorized and approved this Agreement, the Merger, and the transactions contemplated by this Agreement, as applicable, and (c) has recommended that its stockholders adopt and approve this Agreement and the Merger in accordance with Nevada Law;

WHEREAS, following the execution of this Agreement, the Board of Directors of Brenham shall seek to obtain, in accordance with Section 92A.120 of the Nevada Revised Statutes, a written consent of its stockholders approving this Agreement, the Merger, and the transactions contemplated by this Agreement; and

WHEREAS, the parties intend that this Agreement shall constitute a ‘plan of reorganization,’ and as a result of the Merger, (a) neither party will recognize any gain or loss for federal income Tax purposes, and (b) the transaction will qualify as a reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

The Merger

SECTION 1.01  Organization of MergerSub. MergerSub is organized under the laws of the State of Nevada. All of the MergerSub’s common stock has been issued to Brenham. The MergerSub has been formed solely to facilitate the Merger and shall conduct no business or activity prior to the Effective Time other than in connection with the Merger.

SECTION 1.02  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Nevada Law, at the Effective Time, Merger Sub shall be merged with and into AIC. At the Effective Time, the separate existence of Merger Sub shall cease and AIC shall continue as the surviving corporation in the Merger under Nevada Law and become a wholly owned subsidiary of Brenham.

SECTION 1.03  Effects of Brenham Merger. At the Effective Time, to the full extent provided under Nevada Law, AIC, as the surviving corporation of the Merger with MergerSub shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of each of the merged entities. All rights, privileges, powers, and franchises of each of the merged entities, and all property (real, personal, and mixed) and all debts due to either of the merged entities on whatever account, as well as stock subscriptions and all other things in action belonging to each of the merged entities, shall be vested in AIC, as the surviving corporation. All property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectively the property of the surviving corporation as they were of the respective corporation, and the title to any real estate vested by deed or otherwise, in either constituent entity, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either constituent entity shall be preserved unimpaired, and all debts, liabilities, and duties of the constituent entities shall thenceforth attach to the surviving corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

SECTION 1.04  Closing. Unless this Agreement shall have been terminated pursuant to Article 8, and subject to satisfaction or waiver of the conditions in Article 7, the closing of the Merger (the “Closing”) will occur at 10:00 a.m., local time, on the second Business Day after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions which relate to actions to be taken at the Closing or conditions whose satisfaction is to be measured as of the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) at such time or place as Brenham and AIC shall mutually agree (the day on which the Closing occurs being the “Closing Date”).

SECTION 1.05  Resignation of the Directors and Officers of Brenham. As of the Effective Time, Brenham shall cause all officers and the members of its board of directors (except for Scott Gaille) to tender his or her resignation as an officer or director of Brenham.

SECTION 1.06  Brenham Post-Merger Operations.

(a)    Prior to the Closing, Brenham and AIC shall take, and shall cause Brenham to take, all requisite action so that, at the Effective Time, the board of directors of Brenham shall be comprised of Scott Gaille and, in total, not more than seven (7) directors with the other six (6) directors designated by AIC at the Effective Time. From and after the Effective Time, each of the directors shall serve as a director of Brenham until such person’s successor shall be elected or such person’s earlier death, resignation or removal in accordance with the Brenham Certificate of Incorporation and Brenham Bylaws.

(b)    The board of directors of Brenham shall elect all officers of Brenham as required by Nevada Law or as the board of directors of Brenham determines to be appropriate in accordance with Brenham Bylaws.

(c)    As soon as possible after the Effective Time, or, in case it is deemed advisable by AIC’s tax or legal advisers, before the Effective Time or before Closing Date, Brenham shall elect treatment as a REIT and change its corporate name to “Africa Growth REIT.” Within six months after the Effective Time, all Subsidiaries of Brenham will be renamed as appropriate.

(d)    The Parties shall consult to determine the most appropriate tax year for the merged company and take such actions as necessary to implement any change in the corporate tax year prior to Effective Time as the Parties may agree.

SECTION 1.07  Corporate Headquarters. From and after the Effective Time, the corporate headquarters of Brenham shall be located as determined by the board of directors of Brenham.

SECTION 1.08  Effective Time. On the Closing Date, as soon as practicable after the Closing, (a) Brenham shall file articles of merger in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of Nevada Law, and (b) make all other filings or recordings required under Nevada Law in connection with the Merger. The Merger shall become effective at such time as the articles of merger are duly filed with the Nevada Secretary of State (such time when the Merger becomes effective being the “Effective Time”).

ARTICLE 2

The Recapitalization

SECTION 2.01  Brenham Reverse Split. Prior to the Closing, Brenham shall effect a 1 for 200 reverse split of its Common A Series, such that the issued and outstanding shares of Brenham Common A Series shall be reduced from 128,042,064 to 640,211 (the “Reverse Split”).

SECTION 2.02  Brenham Non-Voting Stock. Prior to the Closing, Brenham shall effect the creation of a new series of common stock with equivalent rights in every respect to the Common A Series except that such common stock will not have the right to vote on any matter, including the election of Brenham’s directors (the “Non-Voting B Series”). Prior to the Effective Time, Brenham shall not issue any Non-Voting B Series shares or options.

SECTION 2.03  Brenham Super-Voting Stock. Prior to the Closing, Brenham shall effect the creation of a new series of common stock with equivalent rights in every respect to the Common A Series except that such common stock will have three thousand (3,000) votes for each share (instead of the one vote for each share right of the Common A Series), including the election of Brenham’s directors (the “Super-Voting C Series”). Prior to the Effective Time, Brenham shall not issue any Super-Voting C Series shares or options.

SECTION 2.04  Brenham Options. The board of directors of Brenham shall take all action necessary so that, at the Effective Time, all options to acquire shares of Brenham Common A Series (“Brenham Options”) then outstanding shall be canceled and extinguished. No holder of Brenham Options shall have any rights under such Brenham Options to acquire any securities of Brenham from and after the Effective Time.

ARTICLE 3

Conversion of Securities

SECTION 3.01  Effect on Capital Stock of MergerSub. At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of MergerSub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of AIC.

SECTION 3.02  Merger Consideration. At the Effective Time, as a result of the Merger and without any action on the part of the holder thereof, all of the common stock, par value $0.0001 per share, of AIC (“AIC Common Stock”) issued and outstanding immediately prior to the Effective Time shall be exchanged and converted into, and shall thereafter represent the right to receive, 7,362,421 shares of Brenham Common A Series and 100,000 shares of Brenham Super-Voting C Series, in each case, validly issued, fully paid and non-assessable shares, which shall be allocated in accordance with the instructions of AIC (collectively, the “AIC Merger Consideration”). As of the Effective Time, all shares of AIC Common Stock shall cease to be outstanding and shall automatically be extinguished and shall cease to exist, and Brenham shall deliver to the holders of AIC Common Stock the AIC Merger Consideration.

SECTION 3.03  Issuance of Certificates.

(a)    Prior to the Closing Date, AIC will provide Brenham with a list of those Persons receiving the AIC Merger Consideration and the amounts of AIC Merger Consideration to be received by each. Brenham will appoint an agent jointly selected by Brenham and AIC to act as exchange agent (the “Exchange Agent”). Prior to the Effective Time, Brenham shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of AIC Common Stock, for exchange in accordance with this Article 3, certificates or non-certificated book entries representing the shares of Brenham Common A Series and Super-Voting C Series to be issued pursuant to Article 3 as the AIC Merger Consideration (whether represented in certificated or non-certificated book-entry form, as applicable, the “Brenham Certificates”).

(b)    Promptly after the Effective Time, Brenham shall cause the Exchange Agent to mail to each Person designated by AIC pursuant to Section 3.03(a) the Brenham Certificate(s) for such Person.

SECTION 3.04  Adjustment of Brenham Exchange Ratio. If Brenham changes the number of shares of Brenham Common A Series issued and outstanding as a result of a stock split in a ratio other than that set forth in Section 2.01, the amounts of the AIC Merger Consideration and any other items dependent thereon shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 4

Representations and Warranties of Brenham

Except as disclosed in reasonable detail in reports filed by Brenham with the SEC through the date two Business Days prior to the date hereof, Brenham hereby represents and warrants to AIC as follows:

SECTION 4.01  Existence; Good Standing; Corporate Authority. Brenham is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Brenham is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect (as defined in Section 9.09(g)). Brenham has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Brenham’s certificate of incorporation and by-laws previously made available to AIC are true and correct and contain all amendments as of the date hereof.

SECTION 4.02  Authorization, Validity and Effect of Agreements. Brenham has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is or will be a party. The consummation by Brenham of the transactions contemplated hereby has been duly authorized by all requisite corporate action. Except for the requirement of the approval of this Agreement by Brenham’s stockholders, this Agreement constitutes the valid and legally binding obligation of Brenham, enforceable against Brenham in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 4.03  Capitalization.

(a)    The authorized capital stock of Brenham consists of 200,000,000 shares of Brenham Common A Series, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of Brenham. As of the date hereof, there were 128,042,064 shares (and as of the Reverse Split there will be 640,211 shares) of Brenham Common A Series issued and outstanding and no shares of preferred stock issued and outstanding. All issued and outstanding shares of Brenham Common A Series (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Brenham and (iii) were issued in compliance with the certificate of incorporation and by-laws of Brenham and all applicable federal and state securities laws, rules and regulations.

(b)    There are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Brenham or any of its Subsidiaries is a party obligating Brenham or any of its Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Brenham or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock).

(c)    There are no stockholder agreements, voting trusts or other agreements or understandings to which Brenham or any of its Subsidiaries is a party or of which Brenham is otherwise aware with respect to the voting of the capital stock or other equity interest of Brenham or any of its Subsidiaries.

SECTION 4.04  No Violation. Neither Brenham nor any of its Subsidiaries is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the certificate of incorporation or by-laws of Brenham, (b) the certificate of incorporation, by-laws or comparable governing documents of any Subsidiary of Brenham, (c) any Brenham Material Contracts, loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, joint venture, lease, license, franchise, or other instrument or (d) any order of any court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”) or law, rule or regulation to which Brenham or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clauses (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

Brenham and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Brenham Permits”), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect. Brenham and its Subsidiaries are in compliance with the terms of Brenham Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect. No investigation by any Governmental Authority with respect to Brenham or any of its Subsidiaries is pending or, to the knowledge of Brenham, threatened, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

SECTION 4.05  No Conflict.

(a)    Neither the execution and delivery by Brenham of this Agreement nor the consummation by Brenham of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation or by-laws of Brenham or any Subsidiary of Brenham; or (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws or similar governing documents of any Subsidiary of Brenham; or (iii) conflict with or result in a breach of any provisions of any Brenham Material Contracts.

(b)    Brenham represents that as of the Closing, it will have made the (i) the filings provided for in Article 2 and (ii) filings, consents, approvals and authorization required under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) or other applicable U.S. state securities, and (iii) such other filings and approvals as AIC has reasonably requested.

(c)    Other than as contemplated by Section 4.05(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

SECTION 4.06  SEC Documents.

(a)    Brenham has timely filed all forms, reports and documents with the SEC that have been required to be filed by it under Applicable Laws prior to the date hereof, and Brenham will timely file prior to the Effective Time all forms, reports and documents with the SEC that are required to be filed by it under Applicable Laws, each case other than those which would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Brenham Reports”). Each of the consolidated balance sheets included in or incorporated by reference into Brenham Reports (including related notes and schedules) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents in all material respects the consolidated financial position of Brenham and its Subsidiaries (or such entities as indicated in such balance sheet) as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into Brenham Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of Brenham and its Subsidiaries (or such entities as indicated in such balance sheet) for the periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which are not material in the aggregate), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Brenham and its Subsidiaries included in the most recent Brenham Report filed prior to the date of this Agreement that includes such a balance sheet, including all notes thereto, as of the date of such balance sheet, neither Brenham nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Brenham or in the notes thereto prepared in accordance with GAAP consistently applied, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

(b)    As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of the last such amendment or superseding filing) (i) each Brenham Report complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, or any successor statute, rules or regulations thereto (“Sarbanes-Oxley Act”) and the Dodd-Frank Act of 2010, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date such Brenham Report was or will be filed, and (ii) each Brenham Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Brenham Reports filed prior to the date hereof are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of Brenham Reports. To the knowledge of Brenham, as of the date hereof, none of Brenham Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of Brenham’s Subsidiaries is required to file any forms, reports, registrations, statements or other documents with the SEC. No executive officer of Brenham has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Brenham Report, except as disclosed in certifications filed with Brenham Reports. Neither Brenham nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Except as previously disclosed in Brenham Reports since the enactment of the Sarbanes-Oxley Act, Brenham and each of its officers and, to the knowledge of Brenham, each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

SECTION 4.07  Litigation. As of the date hereof, there are no actions, suits or proceedings pending against Brenham or any of its Subsidiaries or, to Brenham’s knowledge, threatened against Brenham or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority. As of the Effective Time, there will be no actions, suits or proceedings pending against Brenham or any of its Subsidiaries or, to Brenham’s knowledge, threatened against Brenham or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Brenham Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Brenham or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

SECTION 4.08  Absence of Certain Changes. Each of Brenham and its Subsidiaries has conducted their business according to their usual, regular and ordinary course consistent with past practice and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, a Brenham Material Adverse Effect. Without limiting the generality of the foregoing, neither Brenham nor any of its Subsidiaries has taken any action (or has failed to take any action) that would require the consent of AIC under Section 6.01 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

SECTION 4.09  Taxes.

(a)    Each of Brenham, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which Brenham and any of its Subsidiaries is a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file on or before the date hereof) with appropriate Governmental Authorities all Tax Returns (as defined below) required to be filed at or before the Effective Time by or with respect to it and all such Tax Returns are complete and accurate in all respects and were prepared in compliance with all Applicable Laws, except to the extent that any failure to file would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect, (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with GAAP (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it at or before the Effective Time and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect and (iii) has timely collected or withheld all Taxes that Brenham or such respective Subsidiary has been required to collect or withhold, as applicable, and has timely paid, or will timely pay, such amounts to the proper Governmental Authority when due, except to the extent that any failure to make such withholding would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect. Neither Brenham nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(b)    (i) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of Brenham, threatened, except to the extent as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Brenham and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements included in Brenham Reports; (iii) as of the date hereof, neither Brenham nor any of its Subsidiaries has been granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Return of Brenham or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither Brenham nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect; (v) there are no liens for Taxes on any assets of Brenham or its Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by Brenham in good faith for which adequate reserves are reflected in the financial statements and those that would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect; or (vi) neither Brenham nor any of its Subsidiaries has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where Brenham or such Subsidiary does not file Tax Returns that Brenham or such Subsidiary is or may be subject to taxation by that jurisdiction, except to the extent as would not, individually or in the aggregate, reasonably be expect to have a Brenham Material Adverse Effect.

For purposes of this Agreement, (A) “Tax” or “Taxes” means all United States federal, state, county, local, foreign or other net income, gross income, gross receipts, estimated, alternative minimum, add on minimum, registration, value added, natural resources, environmental, social security, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) in respect of the foregoing, and (B) “Tax Returns” means any return, report, information return, form, declaration, property rendition statement or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax, including any attachments, amendment, or supplements thereto.

(c)    Neither Brenham nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time.

(d)    Neither Brenham nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(e)    Neither Brenham nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

SECTION 4.10  Labor Matters.

(a)    Neither Brenham nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, lockout or other labor controversy and to the knowledge of Brenham, no such activity is threatened except, in any such case, as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect.

(b)    Brenham and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employee and independent contractors, and the payment of social security and other Taxes.

(c)    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Brenham Material Adverse Effect, (i) neither Brenham nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Applicable Law with respect to the employment of individuals by, or the employment practices of, Brenham or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against Brenham or any of its Subsidiaries pending or, to Brenham’s knowledge, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

SECTION 4.11  Environmental Matters.

(a)    (i) Brenham and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws (as defined in Section 4.11(b)(ii)); (ii) Brenham and each of its Subsidiaries have obtained all Environmental Permits (as defined in Section 4.11(b)(iii)) necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (iii) there are no Environmental Claims pending or, to the knowledge of Brenham, threatened against Brenham or any of its Subsidiaries; (iv) neither Brenham nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on Brenham or any of its Subsidiaries under any Environmental Law; and (v) neither Brenham nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on, Brenham or any of its Subsidiaries.

(b)    For purposes of this Agreement:

(i)          “Environmental Claims” means, in respect of any Person, any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or notices of noncompliance or violation by any Governmental Authority or other third party, alleging (A) liability with respect to the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, (B) indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials, or (C) any other liability arising under Environmental Laws.

(ii)         “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, published and legally binding guidance documents, ordinances, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Authority, relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment or human health or safety.

(iii)        “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(iv)        “Hazardous Materials” means (A) any substance that is listed, classified or regulated under any Environmental Laws; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, or radon; or (C) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(v)         “Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

SECTION 4.12  No Brokers. Brenham has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Brenham or AIC to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.13  Brenham Board Recommendation. The board of directors of Brenham has, by vote of those directors present at a meeting duly called and held at which a quorum was present, and not subsequently rescinded or modified: (a) approved the execution and delivery of this Agreement and the transactions contemplated hereby; (b) determined that this Agreement and the transactions contemplated hereby are in the best interests of the stockholders of Brenham and declared the advisability of this Agreement; and (c) recommended that such stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby and directed that such matter be submitted for consideration by Brenham’s stockholders at a meeting of Brenham’s stockholders.

SECTION 4.14  Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Brenham Common A Series, voting as a single class, is the only vote of the holders of any class or series of Brenham capital stock necessary to approve this Agreement, the Brenham Merger and the transactions contemplated hereby.

SECTION 4.15  Internal Controls.

(a)    Brenham and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning Brenham (including its Subsidiaries) is made known on a timely basis to the chief executive officer and the chief financial officer of Brenham by others within those entities. To the knowledge of Brenham, there has not been, and there has not been alleged, any fraud that involves management or other employees who have a significant role in Brenham’s internal controls over financial reporting.

(b)    Brenham maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP), and includes policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of its financial statements in accordance with GAAP, and that its receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(c)    Brenham has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Brenham’s ability to record, process, summarize and report financial information of Brenham and its Subsidiaries on a consolidated basis.

SECTION 4.16  Certain Contracts.

(a)    Except for this Agreement, and except as filed or incorporated by reference as an exhibit to Brenham Reports, neither Brenham nor any of its Subsidiaries is a party to or bound by any contract that is:

(i)          a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)         a non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, Brenham or any of its Subsidiaries or Affiliates conduct or may conduct business;

(iii)        a Contract that creates a partnership or joint venture or similar arrangement pursuant to which Brenham or any of its Subsidiaries is a party;

(iv)        a joint development agreement, exploration agreement, or acreage deduction agreement (excluding, in respect of each of the foregoing, customary joint operating agreements); or

(v)         a settlement or similar agreement with any Governmental Authority or any order or consent of a Governmental Authority involving future performance by Brenham or any of its Subsidiaries.

All Contracts described in this Section 4.16(a) and those filed or incorporated by reference as an exhibit to Brenham Reports are referred to herein as the “Brenham Material Contracts”).

(b)    As of the date of this Agreement, Brenham and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Brenham Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably expected to have a Brenham Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have a Brenham Material Adverse Effect, neither Brenham nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Brenham, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Brenham Material Contract or (ii) has received written notice of the desire of the other party or parties to any such Brenham Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Brenham Material Contract is enforceable by Brenham or a Subsidiary of Brenham in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, a Brenham Material Adverse Effect.

SECTION 4.17  Foreign Corrupt Practices Act. As of the date of this Agreement:

(a)    In connection with Brenham’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b)    No Governmental Authority has notified Brenham or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

(c)    Neither Brenham nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to Brenham’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to Brenham’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

(d)    Neither Brenham nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Brenham’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Brenham’s knowledge, is there any basis for any such charge, indictment or investigation.

(e)    Neither Brenham nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, nor, to Brenham’s knowledge, is there any basis for any such proceeding.

(f)     Neither Brenham nor any of its Subsidiaries, nor any of their Affiliates, directors, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause Brenham or any of its Subsidiaries, or any of its or their Affiliates, directors, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

SECTION 4.18  No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, Brenham acknowledges and agrees that neither AIC nor any other Person has made or is making any representations or warranties relating to AIC whatsoever, express or implied, beyond those expressly given by AIC in Article 5 hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding AIC furnished or made available to Brenham or any of its Representatives (as defined in Section 6.03(a)). Without limiting the generality of the foregoing, Brenham acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Brenham or any of its Representatives. Brenham has not relied on any representations or warranties relating to AIC in determining to enter into this Agreement, except as expressly given by AIC in Article 5 hereof.

ARTICLE 5

Representations and Warranties of AIC

AIC hereby represents and warrants to Brenham as follows:

SECTION 5.01  Existence; Good Standing; Corporate Authority. AIC is a corporation duly organized, validly existing and in good standing under the laws of Bermuda. AIC is duly qualified to do business as a foreign entity and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect (as defined in Section 9.09(g)). AIC has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of AIC’s certificate of incorporation and by-laws previously made available to Brenham are true and correct and contain all amendments as of the date hereof (collectively, the “AIC Organizational Documents”).

SECTION 5.02  Authorization, Validity and Effect of Agreements. AIC has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby, to which it is a party. The consummation by AIC of the transactions contemplated hereby has been duly authorized by all requisite corporate action of AIC. This Agreement constitutes the valid and legally binding obligation of AIC, enforceable against AIC in accordance with its terms, and subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

SECTION 5.03  Capitalization.

(a)    The issued and outstanding equity interests of AIC consist solely of the AIC Common Stock. All issued and outstanding AIC Common Stock are owned of record by the Persons identified in and in the respective amounts set forth opposite the name of each such Person on Exhibit A. All AIC Common Stock (i) is duly authorized, validly issued and free of preemptive rights, (ii) was not issued in violation of the terms of any agreement or other understanding binding upon AIC and (iii) was issued in compliance with the AIC Organizational Documents and all applicable laws, rules and regulations.

(b)    Other than the AIC Common Stock, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which AIC or any of its Subsidiaries is a party obligating AIC or any of its Subsidiaries to (i) issue, transfer or sell membership interests or other equity interests of AIC or any of its Subsidiaries or securities convertible into or exchangeable for such membership or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (iii) redeem or otherwise acquire any such memberships or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any membership or equity interests).

(c)    There are no stockholder agreements, voting trusts or other agreements or understandings to which AIC or any of its Subsidiaries is a party or of which AIC is otherwise aware with respect to the voting of the membership interests or other equity interest of AIC or any of its Subsidiaries.

SECTION 5.04  Subsidiaries. All of the Subsidiaries of AIC are wholly-owned, and no other Person owns any equity or beneficial interest in such Subsidiaries. Exhibit B, Schedule 5.04 sets forth a true and correct list of all of the Subsidiaries of AIC, listing for each Subsidiary of AIC its name, its jurisdiction of organization, its authorized capital stock or other equity interests, its authorized capital stock or other equity interests and the current and record beneficial owner of such shares or interest. Each of AIC’s Subsidiaries is duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate, partnership or limited liability company or similar power, as the case may be, and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except for jurisdictions in which such failure to be so qualified or to be in good standing would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of AIC’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by AIC free and clear of all liens. There are no existing options, rights of first refusal, conversion rights, preemptive rights, calls, puts, commitments, arrangements or obligations of any character, including voting agreements, proxies or similar arrangements relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiary of AIC. AIC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to AIC and its Subsidiaries taken as a whole. The copies of AIC’s Subsidiaries’ certificates of incorporation, by-laws, limited liability company agreement, operating agreement and similar governing documents, as the case may be, previously made available to Brenham by AIC are true and correct and contain all amendments as of the date hereof.

SECTION 5.05  No Violation. Neither AIC nor any of its Subsidiaries is, or has received notice or is otherwise aware that it would be with the passage of time, in violation of any term, condition or provision of (a) the AIC Organizational Documents; (b) the certificate of incorporation, by-laws, limited liability company agreement, operating agreement or comparable governing documents of any Subsidiary of AIC, (c) any loan or credit agreement, note, bond, mortgage, indenture, AIC Permit (as defined below), contract, agreement, joint venture, lease, license, franchise or other instrument or (d) any order of any Governmental Authority or law, rule or regulation to which AIC or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any Governmental Authority, except, in the case of matters described in clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. AIC and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “AIC Permits”), except where the failure so to hold would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. AIC and its Subsidiaries are in compliance with the terms of the AIC Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. No investigation by any Governmental Authority with respect to AIC or any of its Subsidiaries is pending or, to the knowledge of AIC, threatened other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

SECTION 5.06  No Conflict.

(a)    Neither the execution and delivery by AIC of this Agreement nor the consummation by AIC of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the AIC Organizational Documents; (ii) conflict with or result in a breach of any provisions of or create any rights in favor of any other party under the certificate of incorporation, by-laws, limited liability company agreement, operating agreement or similar governing documents of any Subsidiary of AIC; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of AIC or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to AIC or any of its Subsidiaries under any of the terms, conditions or provisions of, any AIC Permit and any loan or credit agreement, note, bond, mortgage, indenture, deed of trust or any license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which AIC or any of its Subsidiaries is a party, or by which AIC or any of its Subsidiaries or any of their properties is bound or affected; or (iv) contravene or conflict with or constitute a violation of any provision of any Applicable Laws binding upon or applicable to AIC or any of its Subsidiaries, except, in the case of matters described in clauses (iii) or (iv), as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(b)    Neither the execution and delivery by AIC of this Agreement nor the consummation by AIC of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Authority, other than filings, consents, approvals and authorization required under Bermuda law, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of Merger or otherwise prevent AIC from performing its obligations under this Agreement and would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(c)    Other than as contemplated by Section 5.06(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of AIC’s material contracts or leases or for AIC to consummate the transactions contemplated hereby, except where the failure to receive such consents, assignments, waivers, authorizations or other certificates would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

SECTION 5.07  Financial Statements.

(a)    AIC has provided Brenham with the audited consolidated balance sheet of AIC and its Subsidiaries (and the related statements of income, changes in equity and cash flows) for all years of their existence and unaudited financials for any periods for which an audit is not yet complete (the “AIC Financial Statements”). Each of the AIC Financial Statements has been prepared in accordance with IFRS or GAAP, as the case may be, applied on a basis consistent with prior periods and fairly presents in all material respects the consolidated financial condition of AIC and its Subsidiaries as of its respective date and the consolidated results of operations and stockholders’ equity, or cash flows, as the case may be, of AIC and its Subsidiaries for the period covered thereby, subject, in the case of the unaudited AIC Financial Statements, to the absence of footnote disclosure and to normal, recurring end-of-period adjustments which are, in the aggregate, not material.

(b)    The financial books and records of AIC and its Subsidiaries have been maintained in accordance with customary business practices and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the consolidated financial position of AIC and its Subsidiaries and (ii) all transactions of AIC and its Subsidiaries. AIC has not received any advice or notification from its independent accountants that AIC has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of AIC or any of its Subsidiaries any properties, assets, liabilities, revenues, expenses, equity accounts or other accounts.

(c)    Except as reflected in the AIC Financial Statements, neither AIC nor any of its Subsidiaries has any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected on, or reserved against in, a consolidated balance sheet of AIC or in the notes thereto prepared in accordance with GAAP consistently applied except for liabilities that may have arisen in the ordinary course of business since March 31, 2016 and which are not, and would not reasonably be expected to have, an AIC Material Adverse Effort.

(d)    All of the Indebtedness of AIC and its Subsidiaries is itemized and set forth on Exhibit B, Schedule 5.07.

SECTION 5.08  Litigation. There are no actions, suits or proceedings pending against AIC or any of its Subsidiaries or, to AIC’s knowledge, threatened against AIC or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, or that would reasonably be expected to have, individually or in the aggregate, an AIC Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against AIC or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

SECTION 5.09  Absence of Certain Changes. Each of AIC and its Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice, and there has not been any event that has had or would be reasonably expected to have, individually or in the aggregate, an AIC Material Adverse Effect. Without limiting the generality of the foregoing, neither AIC nor any of its Subsidiaries has taken any action (or has failed to take any action) that would require the consent of Brenham under Section 6.02 if taken (or failed to be taken) after the date of this Agreement and prior to the Effective Time.

SECTION 5.10  Taxes.

(a)    Each of AIC, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which AIC of any of its Subsidiaries is a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file on or before the date hereof) with appropriate Governmental Authorities all Tax Returns required to be filed for 2015 at or before the Effective Time by or with respect to it and all such Tax Returns are complete and accurate in all respects and were prepared in compliance with all Applicable Laws, except to the extent that any failure to file would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect, (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with IFRS or GAAP, as the case may be (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all Taxes required to be paid by it for 2015 at or before the Effective Time other than those being contested in good faith by AIC or any of its Subsidiaries and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such Taxes would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect and (iii) timely collected or withheld all Taxes that AIC or such respective Subsidiary has been required to collect or withhold, as applicable, and has timely paid, or will timely pay, such amounts to the proper Governmental Authority when due for 2015 and thereafter, except to the extent that any failure to make such withholding would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. Neither AIC nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(b)    (i) As of the date of this Agreement, there are no audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters, in each case, pending or, to the knowledge of AIC, threatened, except to the extent as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of AIC and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the AIC Financial Statements; (iii) as of the date hereof, neither AIC nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Return of AIC or any of its Subsidiaries that will be outstanding as of the Effective Time; (iv) neither AIC nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect; (v) there are no liens for Taxes on any assets of AIC or its Subsidiaries except for Taxes not yet currently due, with respect to matters being contested by AIC in good faith for which adequate reserves are reflected in the AIC Financial Statements and those that would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect; and (vi) neither AIC nor any of its Subsidiaries has received notice in writing of any claim made by any Governmental Authority in a jurisdiction where AIC or such Subsidiary does not file Tax Returns that AIC or such Subsidiary is or may be subject to taxation by that jurisdiction, except to the extent as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(c)    Neither AIC nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time.

(d)    Neither AIC nor any of its Subsidiaries has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

SECTION 5.11  Labor Matters.

(a)    Neither AIC nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization.

(b)    Neither AIC nor any of its Subsidiaries is subject to a dispute, strike or work stoppage, lockout or other labor controversy and to the knowledge of AIC, no such activity is threatened, except, in any such case, as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(c)    To AIC’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of AIC or any of its Subsidiaries except for the formation of which would not individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(d)    AIC and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, long term disability, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employee and independent contractors, and the payment of social security and other Taxes.

(e)    Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect, (i) neither AIC nor any of its Subsidiaries has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any Applicable Laws with respect to the employment of individuals by, or the employment practices of, AIC or any of its Subsidiaries or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (ii) there are no unfair labor practice charges or other employee-related complaints against AIC or any of its Subsidiaries pending or, to AIC’s knowledge, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

SECTION 5.12  Environmental Matters.

(a)    Except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect, (i) AIC and each of its Subsidiaries are and have been in compliance in all respects with all applicable Environmental Laws; (ii) AIC and each of its Subsidiaries have obtained all Environmental Permits necessary for their operations as currently conducted and are in compliance with all such Environmental Permits, have applied for issuance or reissuance of Environmental Permits in a timely fashion, and have no knowledge of any reason that would preclude renewal, issuance or reissuance of Environmental Permits; (iii) there are no Environmental Claims pending or, to the knowledge of AIC, threatened against AIC or any of its Subsidiaries; (iv) neither AIC nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Authority or third party imposing any liability or obligation on AIC or any of its Subsidiaries under any Environmental Law; and (v) neither AIC nor any of its Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim against, or any liability under any Environmental Law on, AIC or any of its Subsidiaries.

(b)    For purposes of this Agreement, “AIC Facilities” means all real property owned, leased, or operated by AIC or any of its Subsidiaries and any buildings, facilities, machinery, equipment, furniture, leasehold and other improvements, fixtures, vehicles, structures, any related capital items and other tangible property located on, in, under, or above the real property of AIC or any of its Subsidiaries.

SECTION 5.13  Intellectual Property. AIC and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, know-how, trade secrets, trademarks, trademark rights and proprietary information (if any) used or held for use in connection with their respective businesses as currently being conducted, free and clear of liens, except where the failure to own or possess such licenses and other rights would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. Except in the ordinary course of business, neither AIC nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of AIC’s and its Subsidiaries’ respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to AIC or any of its Subsidiaries.

SECTION 5.14  Properties.

(a)    The material property rights and assets of AIC and its Subsidiaries are listed on Exhibit A (the “AIC Properties”) along with each AIC Property’s most recent appraised value, if any (and the date of such value) pursuant to an AIC Appraisal (as defined below).

(b)    Except for goods and other property sold, used or otherwise disposed of in the ordinary course of business for fair value since the date of the AIC Financial Statements, AIC or its Subsidiaries has good title to all its or its Subsidiaries’ assets in accordance with Applicable Laws, including the AIC Properties, and other real and personal assets in each case free and clear of any lien, except such imperfections of title, easements and liens as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(c)    All leases and other agreements pursuant to which AIC or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting the AIC Properties or any real or personal property are in good standing, valid, and effective, in accordance with Applicable Laws, and there is not, under any such leases or agreements, any existing or prospective default or event of default or event which, with notice or lapse of time, or both, would constitute a default by AIC or any of its Subsidiaries, and, except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

(d)    All major items of operating equipment of AIC and its Subsidiaries in use at or by AIC Properties are in good operating condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted) except as would not, individually or in the aggregate, reasonably be expected to have an AIC Material Adverse Effect.

SECTION 5.15  Insurance. AIC and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance as well as the relevant markets, customs and location of insured assets).

SECTION 5.16  No Brokers. AIC has not entered into any Contract with any person which may result in the obligation of AIC or Brenham to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.17  Brenham Stock Ownership. Except as set forth in this Agreement, neither AIC nor any of its Subsidiaries owns any shares of capital stock of Brenham or any other securities convertible into or otherwise exercisable to acquire capital stock of Brenham.

SECTION 5.18  Relationships with Related Parties.

(a)    No officer or director of AIC or any of its Subsidiaries nor any Affiliate of any of the foregoing (i) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of AIC or any of its Subsidiaries as currently conducted or contemplated to be conducted or (ii) is a party to any Contract (except for employment, equity ownership, stock option, restricted stock and similar agreements) with AIC or any of its Subsidiaries, including with respect to compensation or remuneration to be paid to such officer, director, or Affiliate in connection with this Agreement or the transactions contemplated by this Agreement.

For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition and otherwise in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; and

“Contract” means any contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument, obligation or binding arrangement or understanding of any kind, whether written or oral.

(b)    Neither AIC nor any of its Subsidiaries is Indebted, directly or indirectly, to any Person who is an Affiliate, officer or director of AIC or any of its Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses and other than for shareholdings by such officer or director in AIC, nor is any such Affiliate, officer or director Indebted to AIC or any of its Subsidiaries, except for advances made to employees of AIC or any of its Subsidiaries in the ordinary course of business consistent with past practice to meet reimbursable business expenses reasonably anticipated to be incurred by such obligor.

SECTION 5.19  Internal Controls.

(a)    AIC maintains a system of internal control over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS or GAAP, as the case may be, and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b)    AIC has not identified or been made aware of any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect AIC’s ability to record, process, summarize and report financial information of AIC and its Subsidiaries on a consolidated basis.

SECTION 5.20  Certain Contracts.

(a)    Except as set forth in Exhibit B, Schedule 5.20 (“AIC Material Contracts”) neither AIC nor any of its Subsidiaries is a party to or bound by any Contract that is:

(i)          a “material contract” (as such term is diligently assessed by AIC in accordance with item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)         a material non-competition agreement or any other material agreement or obligation which purports to limit the manner in which, or the localities in which, AIC or any of its Subsidiaries conduct or may conduct business,

(iii)        a Contract that creates a partnership or joint venture or similar arrangement pursuant to which AIC or any of its Subsidiaries is a party; or

(iv)        a settlement or similar agreement with any Governmental Authority or any order or consent of a Governmental Authority involving future performance by AIC or any of its Subsidiaries that is material to AIC and its Subsidiaries taken as a whole.

(b)    As of the date of this Agreement, each AIC Material Contract is in full force and effect in accordance with its terms, and AIC and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each AIC Material Contract to which they are party, except where such failure to be in full force and effect or such failure to perform, individually or in the aggregate, has not had and is not reasonably expected to have an AIC Material Adverse Effect. Except for such matters as, individually or in the aggregate, have not had and would not reasonably be expected to have an AIC Material Adverse Effect, neither AIC nor any of its Subsidiaries (i) knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of AIC, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any AIC Material Contract or (ii) has received written notice of the desire of the other party or parties to any such AIC Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each AIC Material Contract is enforceable by AIC or a Subsidiary of AIC in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity, except where such unenforceability does not constitute, individually or in the aggregate, an AIC Material Adverse Effect.

SECTION 5.21  Foreign Corrupt Practices Act. As of the date of this Agreement:

(a)    In connection with AIC’s and its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, there have been no voluntary disclosures under the Foreign Corrupt Practices Act.

(b)    No Governmental Authority has notified AIC or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act or any other similar Applicable Law.

(c)    Neither AIC nor any of its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records, in each case conducted by a Governmental Authority and relating to AIC’s or its Subsidiaries’ compliance with the Foreign Corrupt Practices Act or any other similar Applicable Law, and to AIC’s knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records by a Governmental Authority.

(d)    Neither AIC nor any of its Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to AIC’s knowledge, investigation, alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to AIC’s knowledge, is there any basis for any such charge, indictment or investigation.

(e)    Neither AIC nor any of its Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with the Foreign Corrupt Practices Act or any other similar Applicable Law nor, to AIC’s knowledge, is there any basis for any such proceeding.

(f)     Neither AIC nor any of its Subsidiaries, nor any of their Affiliates, members, managers, officers and employees nor any other Person acting on behalf of any of them has made any offer, payment, promise to pay, or authorization for the payment of any money, or any offer, gift, promise to give, or authorization of the giving of anything in value, which would cause AIC or any of its Subsidiaries, or any of its or their Affiliates, members, managers, officers or employees or any other Person acting on behalf of any of them, to have violated or be in violation of the Foreign Corrupt Practices Act or any other similar Applicable Law.

SECTION 5.22  Appraisal Reports. AIC has delivered or made available to Brenham true and correct copies of the most recent property appraisal reports from time to time requested or commissioned by AIC or its Subsidiaries and delivered to AIC or its Subsidiaries in writing estimating the value of AIC’s and its Subsidiaries’ real estate assets prepared by an independent firm (the “AIC Appraisals”). Except as, individually or in the aggregate, would not be material to AIC and its Subsidiaries, taken as a whole, the factual, non-interpretative data provided by AIC in connection with the preparation of the AIC Appraisals that was material to such estimates of the values set forth in the AIC Appraisals was, as of the time provided (or as modified or amended prior to the issuance of the AIC Appraisals), accurate, and AIC has no knowledge of any material errors in the assumptions and estimates provided by AIC in connection with its preparation of the AIC Appraisals. Any party reviewing the AIC Appraisals needs to take into account that, while there has been no change in respect of the condition of the relevant Subsidiaries’ real estate assets, markets may have moved in either direction and occupation by its very definition remains subject to constant change resulting in the necessity for such party to form its own opinion as to current value.

SECTION 5.23  No Additional Representations. Notwithstanding anything contained in this Agreement to the contrary, AIC acknowledges and agrees that neither Brenham nor any other Person has made or is making any representations or warranties relating to Brenham whatsoever, express or implied, beyond those expressly given by Brenham in Article 4 hereof and by way of entering into and performing the Contribution Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Brenham furnished or made available to AIC or any of its Representatives. Without limiting the generality of the foregoing, AIC acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to AIC or any of its Representatives. AIC has not relied on any representations or warranties relating to Brenham in determining to enter into this Agreement, except as expressly given by Brenham in Article 4 and except as per the execution and implementation of the Contribution Agreement hereof.

ARTICLE 6

Covenants

SECTION 6.01  Conduct of Brenham’s Businesses. Prior to the Effective Time, except as expressly permitted or provided for by any other provision of this Agreement, unless AIC has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), Brenham:

(a)    shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course;

(b)    shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

(c)    shall not amend its certificate of incorporation or articles of incorporation, as applicable, or by-laws or effect any stock split or reverse stock split;

(d)    shall not, and shall not permit its Subsidiaries to, (i) issue any shares of its capital stock; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock; (iii) increase any compensation or benefits of employees, officers, or directors, or enter into or amend any employment, severance, change in control, retention, or similar plans, arrangements or agreements with any of its present or future officers or directors, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing employee benefit plan in any material respect;

(e)    shall not, and shall not permit its Subsidiaries to (i) declare, set aside or pay any dividend or make or undertake to make any other distribution or payment with respect to any shares of its capital stock (except for dividends and distributions from Subsidiaries of Brenham to Brenham or any of its Subsidiaries) or (ii) redeem, purchase or otherwise acquire or undertake to acquire any shares of its capital stock or capital stock of any of its Subsidiaries or any option, warrant, conversion right or other right to acquire such shares, or make any commitment for any such action;

(f)     shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), of any of its assets (including capital stock of Subsidiaries) or properties, except for (i) sales of inventory or products in the ordinary course of business and (ii) sales of surplus or obsolete equipment;

(g)    shall not, and shall not permit any of its Subsidiaries to, enter into any joint venture, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities.

(h)    except as may be required as a result of a change in Applicable Law or in generally accepted accounting principles, change, or permit any of its Subsidiaries to change, any of the accounting principles or practices used by it;

(i)     shall, and shall cause each of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

(j)     shall not, and shall not permit any of its Subsidiaries to, institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority;

(k)    shall not, and shall not permit any of its Subsidiaries to, waive, release or assign any claims or rights having a value in excess of $10,000 individually or $20,000 in the aggregate;

(l)     shall, and shall cause each of its Subsidiaries to, complete and file, consistent with past practice, all Tax Returns required to be filed by them and their respective Subsidiaries and shall pay all amounts shown due on such Tax Returns;

(m)   shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect Brenham or AIC, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect AIC or Brenham, (iii) make any amendment to any Tax Return, except for such amendments that are reasonably expected not to, individually or in the aggregate, materially and adversely affect AIC or Brenham, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, other than in the ordinary course of business or (v) change in any material respect any of its methods of reporting any item for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law and except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect AIC or Brenham;

(n)    shall not, and shall not permit any of its Subsidiaries to, (i) incur any Indebtedness for borrowed money in excess of $10,000, in the aggregate, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to Brenham or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

(o)    shall not, and shall not permit any of its Subsidiaries to, enter into, amend, modify, extend or terminate any Brenham Material Contact, or waive any rights or claims thereunder;

(p)    shall not, and shall not permit any of its Subsidiaries to, engage in any exploration, development, drilling, well completion or other development activities;

(q)    shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data;

(r)     shall not, and shall not permit any of its Subsidiaries to, non-consent or agree to non-consent with respect to any oil and gas interests;

(s)    shall not, and shall not permit its Subsidiaries to, take any action that would reasonably be expected to delay materially or adversely affect the ability of any of the Parties hereto to (i) obtain any consent, authorization, order or approval of any Governmental Authority or the expiration of any applicable waiting period required to consummate the Merger or (ii) consummate the Merger;

(t)     shall not, and shall not permit its Subsidiaries to, terminate, amend, modify or waive any provision of any confidentiality agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under Applicable Law, the confidentiality provisions of such agreement, including by obtaining injunctions to prevent any breaches of such provisions and to enforce specifically such provisions thereof in any court of the United States of America or any state having jurisdiction;

(u)    shall not cause the acceleration of rights, benefits or payments under any Brenham benefit plans;

(v)    except in the ordinary course of business, shall not, and shall not permit its Subsidiaries to, enter into forward sales contracts, fixed price contracts, fixed price swaps, collars, options or other hedging arrangements;

(w)   shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Brenham or any of its Subsidiaries (other than the Merger), or enter into any agreement with respect to the voting of its capital stock or other securities held by Brenham or any of its Subsidiaries; and

(x)    shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.02  Conduct of AIC’s Businesses. Prior to the Effective Time, except as expressly permitted by any other provision of this Agreement, unless Brenham, has consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), AIC:

(a)    shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course including, inter alia, the continued process of identifying and negotiating acquisition opportunities;

(b)    shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill;

(c)    shall not amend the AIC Organizational Documents or the certificate of incorporation, by-laws or comparable organizational documents of any of its Subsidiaries or effect any split or reverse split of the AIC Common Stock or any shares of capital stock of its Subsidiaries;

(d)    shall not, and shall not permit its Subsidiaries to, other than intra group or in the context of reorganization to eliminate or streamline its corporate holding structures or in the ordinary course of business to meet existing obligations in connection with Material Contracts or ongoing working capital requirements or provided for in its existing bonds (i) issue any membership interests or shares of capital stock of any AIC or any of its Subsidiaries other than with the objective to achieve the merger set forth herein; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any AIC Common Stocks or shares of capital stock of any of its Subsidiaries; (iii) increase any compensation or benefits of employees, officers, or directors, except for increases in benefits in the ordinary course of business consistent with past practice or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except to the extent required by Applicable Law) any existing employee benefit plan in any material respect;

(e)    shall not, and shall not permit its Subsidiaries to declare, set aside or pay any dividend or make any other distribution or payment with respect to any equity interests of AIC or any of its Subsidiaries, except for the ordinary course of business including the redemption of stock (voting or non-voting) against its existing bond program to meet existing obligations in connection with Material Contracts;

(f)     shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of (by merger or otherwise), or enter into a contract to sell, lease, encumber or otherwise dispose of (by merger or otherwise), of any of its assets or other properties, except for (i) sales of inventory or products in the ordinary course of business and (ii) sales of surplus or obsolete equipment;

(g)    shall not, and shall not permit any of its Subsidiaries to, enter into any joint venture outside the ordinary course of business, enter into any partnership or make any election to treat any venture with a third party as a partnership, make or commit to make capital expenditures, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities.

(h)    except as may be required as a result of a change in law or in generally accepted accounting principles, change, or permit any of its Subsidiaries to change, any of the accounting principles or practices used by it;

(i)     shall, and shall cause each of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance in such amounts and against such risks and losses as are currently in place or as are customary for such party in the relevant location and for the relevant assets;

(j)     shall not, and shall not permit any of its Subsidiaries to, institute, settle, or agree to settle any action, suit, litigation, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Authority for amounts in excess of $100,000 individually or $200,000 in the aggregate;

(k)    shall not, and shall not permit any of its Subsidiaries to, waive, release or assign any claims or rights having a value in excess of $100,000 individually or $200,000 in the aggregate;

(l)     shall, and shall cause each of its Subsidiaries to, complete and file, consistent with past practice, all Tax Returns required to be filed by them and their respective Subsidiaries and shall pay all amounts shown due on such Tax Returns;

(m)   shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect AIC or Brenham, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect AIC or Brenham, (iii) make any material amendment to any Tax Return except for such amendments that are reasonably expected not to, individually or in the aggregate, materially and adversely affect AIC or Brenham, (iv) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, other than in the ordinary course of business or (v) change in any material respect any of its methods of reporting any item for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by Applicable Law and except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect AIC or Brenham;

(n)    shall not, and shall not permit any of its Subsidiaries to, other than intra group or in the context of reorganization to eliminate or streamline its corporate holding structures or in the course of ongoing sales in connection with, or in place of, its ongoing bond program in accordance with the permitted use of proceeds of such program and to meet existing obligations in connection with Material Contracts, (i) incur any Indebtedness for borrowed money except for such amounts as are currently authorized under bonds or bond programs currently established or admitted and listed for trading or as are reinvested in the assets of AIC or its Subsidiaries in the ordinary course of business, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of AIC or any of its Subsidiaries, or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to AIC or any of its Subsidiaries and other than for cash management purposes in the ordinary course of business;

(o)    except in the ordinary course of business, or other than intra group or in the context of reorganization to eliminate or streamline its corporate holding structures, shall not, and shall not permit any of its Subsidiaries to, enter into, amend, modify, extend or terminate any AIC Material Contact, or waive any rights or claims thereunder;

(p)    shall not cause the acceleration of rights, benefits or payments under any AIC benefit plans;

(q)    shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of AIC or any of its Subsidiaries (other than the Merger and other than intra group or in the context of reorganization to eliminate or streamline its corporate holding structures), or enter into any agreement with respect to the voting of its capital stock or other securities held by AIC or any of its Subsidiaries; and

(r)     shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions.

SECTION 6.03  Approval of Brenham Stockholders.

(a)    Brenham will take all action necessary in accordance with Applicable Law and its certificate of incorporation and by-laws to convene obtain timely approval of its stockholders to give full effect to the provisions of this Agreement and the transactions contemplated hereby.

SECTION 6.04  Filings; Reasonable Best Efforts.

(a)    Subject to the terms and conditions herein provided, Brenham and AIC shall:

(i)          each use its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable under this Agreement to consummate the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to obtain as promptly as practicable all consents, approvals, permits or authorizations of Governmental Authorities or other third parties to consummate the transactions contemplated hereby and to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing,;

(ii)         each use its reasonable best efforts to avoid or eliminate any impediment that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as promptly as practicable; and

(iii)        each use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code.

(b)    Notwithstanding any of the foregoing, no party shall be required by this Agreement to take any material actions, or agree to any material divestitures, licenses, hold or enter into separate arrangements or similar matters, including performing material covenants adversely affecting ordinary business or best business operating practices.

SECTION 6.05  Inspection. From the date hereof to the Effective Time or Termination, whichever occurs earlier, each of Brenham and AIC shall allow all Representatives of Brenham or AIC, as the case may be, access at all reasonable times upon reasonable notice to their records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Brenham and AIC and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 6.07 shall affect any representation or warranty given by any party hereunder; provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Applicable Law, rules or regulations, which such party reasonably believes constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contracts or agreements with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Brenham and AIC agree that it will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.07 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. If any person is injured as a result of any inspection or testing of any property of Brenham or any of its Subsidiaries, AIC shall defend, indemnify and hold harmless Brenham and its Subsidiaries from any liabilities, damages, losses and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of Brenham or any of its Subsidiaries. If any person is injured as a result of any inspection or testing of any property of AIC or any of its Subsidiaries, Brenham shall defend, indemnify and hold harmless AIC and its Subsidiaries from any liabilities, damages, losses and expenses, including reasonable attorneys’ fees and expenses, incurred in connection with any such injury, other than any injury attributable to any gross negligence or willful misconduct of AIC or any of its Subsidiaries.

SECTION 6.06  Confidentiality and Publicity. During the term of this Agreement, the parties may disclose information to one another that either considers to be confidential, sensitive, and proprietary. Each party agrees not to publish or disclose any such information to others without the prior written consent of other party, except as may be required by Applicable Laws. The preceding obligation of confidence shall extend from the termination of this Agreement for a period of three (3) years thereafter. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.07  Information Statement.

(a)    Brenham and AIC shall cooperate to prepare and shall use their reasonable best efforts to cause Brenham to file with the SEC as soon as practicable an Information Statement (the “Information Statement”), and in any event, within 30 days of the date hereof, with respect to the approval of the stockholders of Brenham in connection with this Agreement and the transactions contemplated hereby. The respective parties will cause the Information Statement to comply as to form in all material respects with the Applicable Laws. Each of Brenham and AIC shall use its reasonable best efforts to have the Information Statement effective as promptly as practicable to consummate the Merger and the transactions contemplated hereby. Brenham and AIC shall use their reasonable best efforts to cause Brenham to obtain, prior to the effective date of the Information Statement, all necessary state or foreign securities law, permits or approvals required to carry out the transactions contemplated by this Agreement.

(b)    Brenham shall cause the Information Statement to be mailed to its stockholders as promptly as practicable after the Information Statement is declared effective by the SEC.

(c)    Each of Brenham and AIC agree that the information provided by it for inclusion in the Information Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Brenham, or, in the case of information provided by it for inclusion in the Information Statement or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)    Each of Brenham and AIC further agrees that if it shall become aware, prior to the time of Brenham’s stockholders’ meeting, of any information that would cause any of the statements in the Information Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary in order to make the statements made therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Information Statement.

(e)    Brenham and AIC will advise each other, promptly after Brenham or AIC, as the case may be, receives notice thereof, of the time when the Information Statement has become effective or any supplement or amendment has been filed, or of any request by the SEC for the amendment or supplement of the Information Statement or the Information Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(f)     Brenham and AIC will promptly provide each other copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement. Brenham and AIC will promptly provide each other with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the reasonable opportunity to comment thereon prior to delivery to the SEC.

SECTION 6.08  Brenham Contribution Agreement. At the Effective Time, Brenham and Brenham Parent shall close the Contribution Agreement set forth as Exhibit C, with Brenham contributing the assets set forth therein to Brenham Parent in exchange for Brenham Parent’s agreement to satisfy and assume of all debts, obligations, and liabilities of Brenham arising on or before the Effective Time.

SECTION 6.09  Expenses. Whether or not the Merger is consummated but subject to Section 8.05, all reasonable and required costs and expenses incurred in connection with this Agreement and the transactions shall be paid by AIC, provided, however, the payment of all Brenham costs by AIC shall only occur upon the prior, written approval of AIC to pay each and every cost and expense, specified by type and amount. In the absence of AIC’s prior written approval, any costs or expenses incurred by Brenham shall be for its own account.

SECTION 6.10  Taxes.

(a)    Brenham shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of Brenham, AIC and each of their Subsidiaries that are filed after the Closing Date. For all income Tax Returns of Brenham, AIC and each of their Subsidiaries related to taxable periods ending on or before the Closing Date and for taxable periods beginning before and ending after the Closing Date, except as required by Law, such Tax Returns shall be prepared consistent with past practice.

(b)    Following the Effective Time, Brenham shall not knowingly take any action or knowingly cause any action to be taken which would cause the transactions contemplated by this Agreement to fail to qualify as a reorganization under Section 368(a) of the Code.

SECTION 6.11  Employee Benefits.

(a)    Prior to the Effective Time, Brenham shall terminate all employment and severance agreements and all benefits and obligations under the other Brenham benefit plans.

SECTION 6.12  Notification. Brenham and AIC shall give prompt notice to the other of (i) any representation or warranty made by it or him or contained in this Agreement becoming untrue or inaccurate in any material respect and (ii) the failure by it or him to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

ARTICLE 7

Conditions

SECTION 7.01  Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement (subject to Applicable Law) at or prior to the Closing Date of the following conditions:

(a)    This Agreement and Brenham Merger shall have been adopted and approved by the affirmative vote of holders of a majority of the outstanding shares of Brenham Common A Series voting as a single class.

(b)    None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction which prohibits or makes unlawful the consummation of the Merger.

(c)    Certain significant pre- and post-split and pre- and post-merger stockholders of Brenham and AIC shall have entered into lock-up agreements in respect of sales of their respective stock at terms and for such periods as is acceptable to AIC and Brenham.

(d)    The Information Statement shall have become effective.

SECTION 7.02  Conditions to Obligation of Brenham to Effect Merger. The obligation of Brenham to effect the Merger shall be subject to the fulfillment or waiver by Brenham at or prior to the Closing Date of the following conditions:

(a)    AIC shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and Brenham shall have received a certificate of AIC, executed on its behalf by its Chief Executive Officer or President, dated the Closing Date, certifying to such effect.

(b)    The representations and warranties of AIC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have an AIC Material Adverse Effect; and Brenham shall have received a certificate of AIC, executed on its behalf by its Chief Executive Officer or President, dated the Closing Date, certifying to such effect.

(c)    Since the date of this Agreement, no AIC Material Adverse Effect shall have occurred.

SECTION 7.03  Conditions to Obligation of AIC to Effect the Merger. The obligation of AIC to effect the Merger shall be subject to the fulfillment or waiver by AIC at or prior to the Closing Date of the following conditions:

(a)    Brenham shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date; and AIC shall have received a certificate of Brenham, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(b)    The Contribution Agreement in the form set forth in Exhibit C has been closed by Brenham and Brenham Parent.

(c)    The representations and warranties of Brenham contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except for failures of such representations and warranties to be true and correct, individually or in the aggregate, that would not reasonably be expected to have a Brenham Material Adverse Effect; and AIC shall have received a certificate of Brenham, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to such effect.

(d)    Since the date of this Agreement, no Brenham Material Adverse Effect shall have occurred.

ARTICLE 8

Termination

SECTION 8.01  Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Brenham and AIC.

SECTION 8.02  Termination by Brenham or AIC. This Agreement may be terminated at any time prior to the Effective Time by action of the board of directors of Brenham or AIC if:

(a)    the Merger shall not have been substantially complete by June 1, 2016 save only for the effectiveness of the Information Statement or by August 15, 2016 for lack of the effectiveness of the Information Statement provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; or

(b)    Brenham’s stockholders shall not have executed the written consent required to approve this Agreement and American International Industries Inc. shall not have executed the Contribution Agreement, in each case within fifteen (15) days of the date hereof; or

(c)    if a court of competent jurisdiction shall have issued an order, decree or injunction permanently prohibiting or making unlawful either the Merger and such order, decree or injunction shall have become final and non-appealable.

SECTION 8.03  Termination by Brenham. This Agreement may be terminated prior to the Effective Time by action of the board of directors of Brenham if there has been a material breach by AIC of any representation, warranty, covenant or agreement set forth in this Agreement or the Contribution Agreement or if any representation or warranty of AIC shall have become untrue, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to AIC by Brenham; or

SECTION 8.04  Termination by AIC. This Agreement may be terminated prior to the Effective Time by action of the board of directors of AIC if there has been a material breach by Brenham of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Brenham shall have become untrue, and such breach or failure of a representation or warranty to be true is not curable, or, if curable, is not cured within 30 days after written notice of such breach or failure of a representation or warranty to be true is given to Brenham by AIC. or if any of the conditions set forth in 7.03 have not been fulfilled by May 20th, 2016.

SECTION 8.05  Effect of Termination. In the event of termination of this Agreement of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Article 9 and the confidentiality obligations of the parties, which shall survive such termination; provided, however, that a party may recover damages caused by a Willful and Material Breach of this Agreement by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. The term “Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement unless it is required as a result of fiduciary duty by an AIC or Brenham director acting in accordance with such duties.

SECTION 8.06  Extension; Waiver. At any time prior to the Effective Time, each party may (in the case of AIC or Brenham, by action taken by its board of directors), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 9

General Provisions

SECTION 9.01  Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the consummation of the Merger and the transactions contemplated thereunder.

SECTION 9.02  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (c) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day, in each case to the intended recipient as set forth below:

(a)    if to AIC, then to:

Clarendon House
2 Church Street

Hamilton HM11
Bermuda
Email: lialah.harwood@africaic.com

(b)    if to Brenham, then to:

601 Cien Road, Suite 235, Kemah, TX 77565-3077
Attn: Daniel Dror, Sr.
Facsimile: 281-334-9508

Email: ddror@americanii.com

with a copy via email to Brenham’s outside counsel (which shall not constitute notice) to:

Office of Richard Rubin

40 Wall Street, 28th Floor, New York, NY 10005

Facsimile: 212-658-9867

Email: rrubin@parkavenuegroup.us

SECTION 9.03  Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 9.04  Entire Agreement. This Agreement, the exhibits to this Agreement, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

SECTION 9.05  Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, officers, governing committee or members, as applicable, at any time before or after approval of matters presented in connection with Brenham Merger by the stockholders of Brenham, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders unless such amendment is subject to such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 9.06  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Nevada. Each of Brenham and AIC hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Las Vegas, Nevada (the “Nevada Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Nevada Courts and agrees not to plead or claim in any Nevada Court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement irrevocably waives the right to a trial by jury in connection with any matter arising out of this Agreement and, to the fullest extent permitted by Applicable Law, any defense or objection it may now or hereafter have to the laying of venue of any proceeding under this Agreement brought in the Nevada Courts and any claim that any proceeding under this Agreement brought in any such court has been brought in an inconvenient forum.

SECTION 9.07  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

SECTION 9.08  Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

SECTION 9.09  Interpretation. In this Agreement:

(a)    Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

(b)    The words “include”, “includes” and “including” are not limiting.

(c)    The phrase “to the knowledge of” and similar phrases relating to knowledge after reasonable investigation of (i) Brenham, shall mean the actual knowledge after reasonable investigation of any officer or director of Brenham and (ii) AIC, shall mean the actual knowledge after reasonable investigation of any officer or director of AIC.

(d)    “Applicable Law” shall mean, with respect to any Person, any foreign, supranational, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

(e)    “Indebtedness” means, other than intra-company or intra-group indebtedness among a party and any of its wholly-owned subsidiaries, with respect to any Person, without duplication, any (i) obligation of such Person with respect to any indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (ii) obligation of such Person with respect to any Indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security (including all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs), (iii) commitments of such Person for which it assures a financial institution against loss (including contingent reimbursement obligations with respect to banker’s acceptances or letters of credit), (iv) liability of such Person with respect to commodity, interest rate or currency exchange swaps, forward contracts, collars, caps or similar hedging obligations and (v) responsibility or liability of such Person directly or indirectly as obligor, guarantor, surety or otherwise of any of the foregoing.

(f)     “Person” or “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(g)    “Material Adverse Effect” with respect to Brenham or AIC shall mean any change, effect, occurrence, state of facts or development that, individually or in the aggregate, materially and adversely affects the business, assets and liabilities (taken together), results of operations or financial condition (including capitalization) of such Person and its Subsidiaries on a consolidated basis (in the case of Brenham, both before and after giving effect to Merger), except to the extent that such change, effect, occurrence, state of facts or development results from (i) general economic, regulatory or political conditions or changes therein in the United States, or the other countries in which such Person operates (except to the extent that any such matter shall have adversely affected the business of such Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses); (ii) financial, currency, exchange or securities market fluctuations or conditions; (iii) any change in the market price or trading volume of Brenham A; or (iv) any change in Applicable Law, regulation, IFRS or GAAP (or authoritative interpretation thereof) (except to the extent that any such change shall have adversely affected the Person in a manner that is materially disproportionate to the degree to which such matter shall have adversely affected similarly situated businesses). “Brenham Material Adverse Effect” and “AIC Material Adverse Effect” mean a Material Adverse Effect with respect to Brenham or Brenham (after giving effect to the Merger), respectively.

(h)    “Subsidiary” or “Subsidiaries” when used with respect to any party shall mean any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner or managing member.

(i)     “Business Day” means any day on which national banking institutions in Bermuda, Angola, and Texas are open to the public for conducting business and are not required or authorized to close,

SECTION 9.10  Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 9.11  Severability. If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

SECTION 9.12  Enforcement of Agreement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or if this Agreement was otherwise breached and that monetary damages, even if available, may not be an adequate remedy hereunder. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Nevada Court without proof of actual damages and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or in equity for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

Brenham Oil & Gas Corp.

By:	/s/: Daniel Dror
Name: Daniel Dror
Title: CEO

Angola International Capital Ltd

By:	/s/ Christopher Darnell
Name: Christopher Darnell
Title: CEO

Exhibit A: AIC Properties

Property	Third-party appraised value		Valuation Date
Isha 1	USD	15,400,000.00	11 Dec 2014
Isha 2	USD	10,630.000.00	11 Dec 2014
Pina	USD	4,639,000.00	2 March 2015

Reflects independent valuation by a CBRE affiliated real estate firm operating in Angola. The valuation firm confirmed by electronic communication as of 16 June 2015 that there would be considered to be no material change to the valuations performed as of that date. AIC shall assume no, and shall not be deemed to have assumed any, liability for the continued validity of said valuations which shall be verified independently by Brenham.

Exhibit B: AIC Disclosures

Schedule 5.04 Subsidiaries

Listed Subsidiaries take into account corporate restructuring that is being executed

Subsidiary	Incorporation Country	AIC share of Capital (directly or indirectly
AIC Services Limited*	United Kingdom	100%
ADV Holding Ltd	British Virgin Islands	100%
AGPV Lda	Angola	100%
Illico – Comércio e Prestação de Serviços Lda.	Angola	100%
Maximilio Lda	Angola	100%
Quescom- Construção e Prestação de Serviços Lda	Angola	100%
•	Currently being moved into ownership of AIC; service company only

Section 5.07 Outstanding Indebtedness

1.	ADV Holding Ltd Bonds owing USD 7.2 million (as at 31 March 2016 per unaudited consolidated management accounts).

Section 5.20 Material Contracts

The following are material contracts as assessed by AIC; AIC has made, and will continue to make available all significant contracts in a separate online dataroom.

1)	Acquisition agreement 27 July 2014, Isha 1, 2, 2.5 and Pina between Africa International Capital and Angola Development Ventures Incorporation (ADVI); Acquisition of the 60 year surface right over the property Isha 1, 2, 2.5, and of a 21 year lease over the property Pina in return for promissory notes as consideration in lieu of cash.

2)	Amended and Restated Acquisition Agreement, 23 January 2015, Isha 1, 2, 2.5 and Pina and additional amendments; Amendment provided for revaluation of the properties, in particular consideration for Pina was amended to allow for a lower consideration amount for the 21 year lease and a higher consideration amount if the vendor granted a 50 year lease with the associated underlying 60 year surface right held by the vendor.

3)	Acquisition agreement 27 July 2014, Circle 1 Acquisition of the 60 year surface right over the property Circle 1 in return for promissory notes as consideration in lieu of cash.

4)	Amended and Restated Acquisition Agreement 9 March 2015, Circle 1; Under which a mechanism for adjustment to the purchase price was agreed to allow for adjustment in accordance with the final valuation on closing minus 15%. Also allowed for changes and future changes to architectural plans/designs through above price adjustment and incorporated a unilateral termination option for the Purchaser to elect to terminate the Agreement within one year from the execution date but before the transfer date.

5)	Side Letter dated 24 March 2015 from the vendor of the properties, ADVI, under which the vendor confirms the transfer of the properties under 1 above unconditionally to AIC (and confirms payment shall be subject to terms of the acquisition agreement and fulfilment of conditions precedent).

6)	Novation Agreement dated 7 September 2015 under which all rights, obligations and liabilities under the acquisition agreements (Isha, Pina and Circle 1) were transferred intra group from Africa International Capital to AIC.

7)	Closing certificate and waiver dated 8 September 2015 confirming closing of the acquisition transaction, certain conditions precedent included in the acquisition agreement as fulfilled and waiving outstanding conditions precedent temporarily.

8)	Cancellation of promissory note and issuance of preference shares Agreement dated 8 September 2015 between AIC and the vendor ADVI under which the promissory notes given as consideration under the acquisition agreement were cancelled and 30 million preference shares issued as replacement consideration.

9)	Termination to the Management Agreement dated 3 November 2015 between AIC and Crescat under which the management agreement that was in place between AIC and Crescat (as manager) dated 28 July 2014 and novated to AIC was terminated in consideration for a preference share being granted to Crescat allowing it to receive 7.5% of all distributable profits of AIC.

10)	Share redemption agreement dated 15 December 2015; redemption by AIC of 300,000 preference shares issued to the vendor of the properties ADVI in return for cash consideration.

11)	Bond issuance – trust indenture – dated 3 December 2015 AIC’s direct subsidiary ADV Holding issued a 30 million USD bond monthly 10.0% coupon on the Irish Stock Exchange GEM market; LSE sponsorship and placement agreement with Davy, Ireland.

12)	Bond acquisition and share redemption agreement dated 9 December 2015 between the vendor ADVI, AIC and its subsidiary ADV Holding which issued the bonds under which ADV Holding granted to ADVI 5 million worth of bonds on behalf of AIC in return for redemption of an equal amount of preference shares issued to ADVI in lieu of the consideration owed by AIC to the vendor ADVI under the acquisition agreements and their novation.

13)	Currency Exchange protection agreement dated 12 November 2015 between APG (parent company of the vendor ADVI) and ADV Holding (subsidiary of AIC) under which APG allows for ADV Holding to exchange Angolan kwanza (AOA) for USD directly at the official rate published by the National Bank of Angola for the duration of the maturity of the bonds issued by ADV Holding under an interest reserve facility, with ADV Holding to cover any transfer costs.

Exhibit C: Contribution Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (“Agreement”), dated as April 25, 2016 (the “Execution Date”), is between Brenham Oil & Gas Corp. (the “Contributor”), and American International Industries, Inc. (the “Recipient”). Contributor and Recipient may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant the Parties desire that Contributor convey to Recipient, and Recipient acquire from Contributor all of Contributor’s rights, title, and interest in certain oil and gas interests owned by Contributor;

WHEREAS, the Sales Price takes into account the history of the Properties and the conveyance of the Properties on an “as is, where is” basis;

THEREFORE, in consideration of the covenants and agreements herein contained, Contributor and Recipient agree as follows:

1.          “Property” or “Properties” means all of Contributor’s rights, titles, obligations, and interests, directly or indirectly, conditional and unconditional (whether by agreement or otherwise) to any oil and gas assets, including: (i) in, to and under, or derived from, all of the oil and gas leases set forth on Exhibit A hereto (each a “Lease” and collectively, the “Leases”), including any easements, right-of-ways, permits, licenses and surface rights appurtenant to any Lease, and any interest of Contributor in and to oil, gas or other minerals in, on or under any land described in a Lease; (ii) in and to the wells set forth on Exhibit A (each a “Well” and collectively, the “Wells”), inventory, spare parts, tools, tubing, casing, pipe, fixtures, wellhead equipment, pumping units, tank batteries, gathering lines or systems, flowlines, production equipment, gas plants and facilities, treatment facilities, injection facilities, disposal facilities, dehydration facilities, radio towers, remote terminal units, SCADA equipment, appurtenances and improvements situated upon the Leases or land pooled or unitized therewith or used or held in connection with the ownership development or operation of the Properties or the production, treatment, storage, compression, processing or transportation of crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) from or in the Wells or the lands covered by the Leases or lands pooled or unitized therewith; and (iii) all of the units and shares in and to Brenham Oil and Gas Corp.’s oil and gas subsidiaries, including Brenham Oil & Gas Inc. (a Texas Corporation); Brenham Oil & Gas International, LLC (a Nevis LLC), Brenham Dyess Field, LLC (a Texas LLC), and Brenham Operating, LLC (a Texas LLC).

2.          Sale and Purchase. Subject to and upon all of the terms, conditions, reservations and exceptions hereinafter set forth, without any further action or approval on the part of the Recipient, Contributor shall sell, transfer, assign, convey and deliver the Properties to Recipient, and Recipient shall purchase, receive, pay for and accept the Properties from Contributor, effective as the “Effective Time” of the merger between Brenham Oil and Gas Corp. and Angola International Capital (as that term is defined in the Agreement and Plan of Merger between those companies.

3.          Quitclaim Prior to Effective Time. Contributor hereby quitclaims and releases unto Recipient all of Contributor’s right, title, and interest in and to the Properties, if any, including, without limitation, all trade credits and accounts receivable, and other receivables attributable to the Properties with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to the Properties with respect to any period of time prior to the Effective Time; (iii) all proceeds, income or revenues accruing with respect to the Properties prior to the Effective Time; (iv) all Hydrocarbons produced from or attributable to the Properties with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons.

4.          Sale Price and Deposit. The sale price for the Properties shall be the total amount of payables or debts, conditional or unconditional, irrespective of due date, owed by Brenham to any other Person, including Recipient, at the Effective Time (“Sale Price”).

5.          Contributor's Representation And Warranties. Contributor represents and warrants to Recipient as of the date hereof, and the Closing Date that:

a)          Contributor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in those states where it is required to do so;

b)          Contributor has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform its obligations under this Agreement and the other documents and agreements contemplated hereby. This Agreement, and all documents and instruments required hereunder to be executed and delivered by Contributor at Closing, constitute legal, valid and binding obligations of Contributor in accordance with its respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

c)          There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Contributor, threatened against Contributor; and

d)          The execution, delivery and performance of this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Contributor.

6.          Recipient’s Representation And Warranties. Recipient represents and warrants to Contributor as of the date hereof, and the Closing Date that:

a)          Recipient is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is duly qualified to carry on its business in those states where it is required to do so;

b)          Recipient has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents and agreements contemplated hereby, and to perform it obligations under this Agreement and the other documents and agreements contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Recipient's articles of incorporation, partnership agreement(s), by-laws or governing documents or any material agreement or instrument to which it is a party or by which it is bound, or any judgment, decree, order, statute, rule, or regulation applicable to Recipient;

c)          the execution, delivery and performance of this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite authorizing action, corporate, partnership or otherwise, on the part of Recipient;

d)          this Agreement, and all documents and instruments required hereunder to be executed and delivered by Recipient at Closing, constitute legal, valid and binding obligations of Recipient in accordance with their respective terms, subject to applicable bankruptcy and other similar laws of general application with respect to creditors;

e)          there are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the actual knowledge of Recipient threatened against Recipient;

f)         Recipient is experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Recipient represents and warrants that (i) as of the Execution Date of this Agreement, it has made all such independent investigation, verification, analysis and evaluation of the Properties as it deems necessary or appropriate to enter into this Agreement and consummate the transactions contemplated hereby; and (ii) that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Recipient has relied solely upon its own independent investigation, verification, analysis and evaluation of the Properties; and

g)          The amount of the Sale Price is equal to the total amount that Contributor owes to American International Industries, Inc. or any other person.

7.          Delivery of Records. Contributor shall deliver to Recipient any Lease files, property records, contract files, operations files, and copies of tax and accounting records (“Records”) related to the Properties in Contributor’s possession or that Contributor receives within ninety (90) days of Closing. For a period of three (3) years after the Effective Time, the Recipient shall make available the Records to Contributor and shall use its reasonable commercial efforts, at no cost to Contributor, to assist and coordinate with Contributor’s auditors and Officers regarding the Records, accounting treatment, compliance matters, and filings (tax or otherwise) of Contributor arising prior to the Effective Time.

8.           Warranty of Title. Contributor offers no representations or warranties whatsoever regarding the Properties. BUYER UNDERSTANDS THAT THE PROPERTIES ARE BEING SOLD ON AN “AS IS, WHERE IS” BASIS.

9.          Conditions of Closing by Recipient. The obligation of Recipient to close is subject to the satisfaction of the following conditions:

a)          All representations and warranties of Contributor contained in this Agreement shall be true and correct in all material respects;

b)           Contributor shall have performed and satisfied all material covenants required by this Agreement to be performed and satisfied by Contributor; and

c)          There is no suit or other proceeding pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

10.         Conditions of Closing by Contributor. The obligation of Contributor to close is subject to the satisfaction of the following conditions:

a)          All representations and warranties of Recipient contained in this Agreement shall be true and correct in any and all material respects as of the Closing;

b)          Recipient shall have performed and satisfied all material agreements and covenants required by this Agreement to be performed and satisfied by Recipient at or prior to Closing; and

c)          There is no suit or other proceeding pending or threatened before any court or governmental agency seeking to restrain or prohibit this transaction, or to declare this transaction illegal, or to obtain substantial damages in connection with the transaction contemplated hereby.

11.         Closing. The closing (“Closing”) shall occur at the Effective Time (the “Closing Date”), at such time and place as Contributor and Recipient may mutually agree in writing.

At the Closing, the following shall occur:

a)          Contributor and Recipient shall execute, acknowledge and deliver one or more conveyances, assignments, and bill of sales, covering all of the Properties to be sold pursuant hereto; and

b)          The Sale Price shall be credited against, and discharge, all payables owing from Contributor to Recipient.

Promptly after the Effective Time and no later than one (1) Business Day, the Recipient shall discharge any third party payables or guarantees. If it is determined that the debts, obligations, or liabilities of Brenham Oil and Gas Corp. arising prior to the Effective Time are greater than the Sale Price, the amount of the Sale Price shall be adjusted upwards by such amount, so that at the Effective Time, the Contributor has no debts, liabilities, or obligations whatsoever.

12.         Recipient’s Indemnity of Contributor. The Indemnities in this Agreement are intended to be broad and cover all Claims/Losses connected with i) the Properties and ii) the Securities & Exchange Commission (“SEC”) filings related to the Properties or the Contributor that were made prior to the Effective Time. Recipient shall Indemnify the Contributor Group from any and all Claims/Losses directly or indirectly based on, in connection with, relating to, or arising out of the Properties prior to the Effective Time or any of Contributor Group’s SEC filings related to the Properties prior to the Effective Time, including any one or more of the following:

(a)         personal injury to or death of any person and damage to or destruction of property;

(b)         any of Contributor Group’s fault or negligent acts or omissions;

(c)         damage caused by any of Contributor Group or the Properties to third party facilities;

(d)        any misrepresentation by the Recipient or breach by the Recipient of any representation or warranty made herein;

(e)         breach of any covenant, agreement, or obligation of the Recipient contained in this Agreement;

(f)          any violation of any applicable laws or regulations by any of Contributor Group, including those related to Contributor Group’s filings with the SEC in respect of the Properties;

(g)         any Claims/Losses by any of Contributor Group or by anyone directly or indirectly employed by any of Contributor Group;

(h)         contamination or pollution, including its control and removal, or the failure to plug or abandon any well, related to any of the Properties;

(i)          any amounts owed by the Contributor to any other Person prior to the Effective Time;

(j)          any Claims/Losses for unauthorized disclosure or use of any trade secret, proprietary right, intellectual property right, or patent, copyright, or trademark infringement;

(k)         any taxes or fees owed by Contributor prior to the Effective Time; and

(l)          any debts, liabilities, or obligations of Contributor Group in respect of the Properties and their management arising prior to the Effective Time.

The Indemnity obligations in this Agreement shall apply regardless of whether any of the Contributor Group was concurrently negligent (whether actively or passively), grossly negligent, strictly liable, or otherwise in breach of any duty whatsoever (whether contractual, statutory, or otherwise). The Indemnity obligations in this Agreement also shall apply to any consequential, special, incidental, or indirect damages for which any of the Contributor Group becomes liable to another Person, including loss of production, loss of product, loss of use, loss of business, business interruption, loss of revenue, and loss of profit, in each case, whether direct or indirect.

Other than the preceding, neither Party shall be liable to the other for any indirect, incidental, consequential, punitive, or exemplary damages, including lost profits or lost opportunity, however the same may be caused.

The following terms have the following meanings:

“Claims/Losses” means any one or more of the following: (a) claim of any kind and description, including any action, suit, arbitration, contractual indemnity, or proceeding asserted by any Person (whether by any third party, any Government Instrumentality, any of Contributor Group, or any of Recipient Group); and (b) loss of any kind and description, including any judgment, settlement, arbitral award, debt, damage, fine, penalty, interest, costs, expense, or liability (including court costs and attorneys’ fees); and with respect to both (a) and (b), irrespective of whether the claim or loss arises in or from equity, at common law, or by statute, under the law of contracts, tort or property law, negligence, strict liability without regard to fault, liability for defective equipment, personal injury (including death), emotional distress, real and personal property damage, contamination of the environment or injury to natural resources, or economic loss.

“Contributor Group” means (i) the Contributor, (ii) each of the Persons owning units or shares in the Contributor, (iii) the Affiliates of (i)-(ii) (other than the Recipient); and (iv) directors, officers, employees, agents, servants, representatives, insurers, contractors (excluding Recipient Group) and subcontractors (excluding Recipient Group) of (i)-(iii).

"Government Instrumentality" means any national, federal, state, local government, or other political subdivision, or any ministry, department, court, commission, board, agency, institution, or similar entity, of any country having jurisdiction over any of the Properties, any of the Recipient Group, or any of the Contributor Group.

“Indemnify” means release, protect, indemnify, hold harmless, and defend (including taking such steps and incurring such fees, costs, and expenses as may be necessary to defend any Claims/Losses whether pre-litigation or in connection any proceedings in any court or other tribunal and shall include the obligation to pay attorneys’ fees, court costs, expert fees). The words “Indemnity,” “Indemnification,” and “Indemnifying,” shall be construed to mean the same.

"Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association, Government Instrumentality or other legal entity.

“Recipient Group” means the (i) Recipient; and (ii) the Affiliates of (i); and (iii) directors, officers, employees, agents, servants, representatives, insurers, contractors and subcontractors of (i)-(ii).

13.         Taxes. Any and all taxes imposed against the Properties or the Contributor Group, accrued on or before the date of the Contribution shall be the responsibility of the Recipient, and the Recipient shall pay, and Indemnify Contributor Group with respect to payment of all such taxes on the Properties.

14.         Arbitration. Any dispute arising under this Agreement (“Arbitrable Dispute”) shall be referred to and resolved by binding arbitration to take place in Austin, Texas, by a single arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association; and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and any statute or rules, this Article shall control. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter, by one Party (“Claimant”) giving written notice to the other Party (“Respondent”) and to the American Arbitration Association (“AAA”), that the Claimant elects to refer the Arbitrable Dispute to arbitration. If the Parties fail to appoint an arbitrator within ten (10) Days from Claimant’s notice initiating the arbitration, the AAA shall make such an appointment. Contributor and Recipient shall each pay one-half of the compensation and expenses of the arbitrator. The arbitrator must be a neutral party with at least 15 years of experience as an oil and gas lawyer in Texas who has never been an officer, director, employee, or Recipient of the Parties or any of their Affiliates. The Parties may engage in limited discovery of relevant and material information that is reasonably calculated to lead to admissible evidence through depositions of expert and fact witnesses. The arbitrator may grant a request for additional discovery or may, in their discretion, order additional discovery. Any information disclosed to the other Party shall be confidential and not disclosed to third parties, except as required by law. The hearing shall be commenced within twenty (20) Days after the selection of the arbitrator. The interpretation, construction and effect of this Agreement shall be governed in accordance with the provisions of Section 20. The Federal Rules of Evidence shall guide the arbitrator in determining what information he/she shall consider in reaching the decision. Irrespective of the outcome of arbitration, each Party shall solely be responsible for its own arbitration costs and legal costs, and no award of such costs shall be permitted.

15.         Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, or if mailed by registered or certified mail, postage prepaid, to the addresses of record with the Texas Secretary of State or as otherwise notified to the other Party in writing.

16.         Further Assurance. After Closing, Recipient shall assume all responsibility for notifying the other working interest owners, operators, purchaser(s) of oil and gas production from the Properties, mineral rights owners, and such other designated persons who may be responsible for the operating costs of the Properties or for disbursing payments for the purchase of such production, of the change of ownership of the Properties. Recipient shall take all actions necessary to effectuate the transfer of such payments to Recipient as soon as possible.

17.         Press Release. There shall be no press release or public communication concerning this purchase and sale by either Party, except as required by law, stock exchange regulations, or with the written consent of the Party not originating said release or communication or if necessary to effect this Agreement. The Parties will endeavor to consult each other in a timely manner on all press releases required by law or stock exchange regulation.

18.         Entire Agreement. This instrument states the entire agreement between the Parties and may only be supplemented, altered, amended, modified or revoked by a written agreement signed by both Parties. This Agreement supersedes any prior agreements between the Parties concerning sale of the Properties, except that any confidentiality agreement shall terminate at Closing. The headings are for guidance only and shall have no significance in the interpretations of this Agreement.

19.         Assignability. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by either Party without the prior written consent of the other Party, which consent can be withheld by the other Party in such Party’s sole and absolute discretion.

20.         Choice of Law. This Agreement shall be governed by the laws of the State of TEXAS, excluding the principles of conflict of laws that would cause the laws of another JURISDICTION to apply.

21.         Counterpart Execution. This Agreement may be executed in counterparts, including by facsimile or PDF, and each counterpart shall constitute a binding agreement as if the Parties had executed a single document.

22.         Severance of Invalid Provisions. If, for any reason and for so long as, any clause or provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be illegal, invalid, unenforceable or unconscionable under any present or future law (or interpretation thereof), the remainder of this Agreement shall not be affected by such illegality or invalidity. Any such invalid provision shall be deemed severed from this Agreement as if this Agreement had been executed with the invalid provision eliminated. The surviving provisions of this Agreement shall remain in full force and effect unless the removal of the invalid provision destroys the legitimate purpose of this Agreement; in which event this Agreement shall be null and void. The Parties shall negotiate in good faith for any required modifications to this Agreement.

EXECUTED as of the Execution Date.

Agreed to by Recipient, American International Industries, Inc.

/s/: Daniel Dror	Dated: April 25, 2016
By: Daniel Dror
Title: CEO

Agreed to by Contributor, Brenham Oil & Gas Corp.

/s/: Bryant Mook	Date: April 25. 2016
By: Bryant Mook
Title: President

LISTS OF EXHIBITS

Exhibit “A”	The Properties

EXHIBIT A: The Properties

1.	Inez Field Prospect, Victoria County, Texas
2.	Pierce Junction Field, Harris County, Texas
3.	394 Acre Lease on Gillock Field in Galveston County, Texas
4.	Brenham Oil & Gas, Inc., a wholly-owned subsidiary of Contributor and all of its subsidiaries, including, without limitation, Brenham Operating, LLC, Brenham Dyess Field, LLC, Brenham Vaughn Holdings, LLC, and Brenham Equatorial Guinea, LLC, and all of the assets of the preceding
5.	Washington County, Texas Royalty Interest
6.	Any other oil and gas interests or assets of Contributor